Exhibit (14)(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement (No. 333-212817) on Form N-14 of Great Elm Capital Corp. of our reports dated September 28, 2016, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Full Circle Capital Corporation and Subsidiaries, appearing in the Proxy Statement / Prospectus Supplement dated as of September 30, 2016, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption “Selected Financial Data” in such Registration Statement.

/s/ RSM US LLP

New York, New York
September 30, 2016